EXHIBIT 99
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   N E W S                                           3400 North Wolf Road
                                                           Franklin Park,
   [LOGO]                    A. M. CASTLE & CO.            Illinois 60131
                                                           (847) 455-7111
                                                     (847) 455-6930 (fax)


   FOR FURTHER INFORMATION:


   -------AT THE COMPANY-------           ------AT ASHTON PARTNERS------
   Larry A. Boik                          Analyst Contacts:
   Vice President-Finance & CFO           Katie Pyra
   (847) 349-2576                         (312) 553-6717
   Email: lboik@amcastle.com              Email:kpyra@ashtonpartners.com

   Traded:  NYSE (CAS)
   Member:  S&P SmallCap 600 Index


   FOR IMMEDIATE RELEASE
   TUESDAY, OCTOBER 2, 2007


          A. M. CASTLE & CO.  ANNOUNCES THE SALE OF METAL MART, LLC
          ---------------------------------------------------------

   FRANKLIN PARK, IL, OCTOBER 2nd  -- A. M. CASTLE & CO. (NYSE:CAS), a

   global distributor of specialty metal and plastic products, value-

   added services and supply chain solutions, announced today the sale of

   Metal Mart LLC doing business as Metal Express, a wholly owned subsidiary, to Metal Supermarkets (Chicago) Ltd., a unit of Metal

   Supermarkets Corp. for approximately $6.7 million.  Metal Express is a small order metals distribution business which serves the general manufacturing industry from its network of 15 locations throughout the

   U.S.  Metal Express was included in the A.M. Castle's metals segment for historical reporting purposes.  For the fiscal year ended December

   31, 2006, Metal Express' revenues were $16.6 million.




        "Metal Express was founded in 1977 and specializes in serving the small-quantity metal market," stated Mike Goldberg, President & CEO of

   A.M. Castle.  "As we center our focus on becoming the foremost provider of specialty metal products and supply chain services to targeted global industries, it became clear that the small-order business was not a good long-term fit for us and not conducive to our growth strategy.  Metal Express' average order size is approximately one-tenth of our core business," continued Goldberg.  "We are confident that Metal Express will continue to flourish as part of

   Metal Supermarkets, and Castle will remain a key supplier to the organization going forward," concluded Goldberg.

        Net proceeds from the sale of Metal Express will be used to repay a portion of the Company's outstanding debt.


   ABOUT A. M. CASTLE & CO.

   Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services,

   principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics.

   Together, Castle operates over 50 locations throughout North America and Europe. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".







   SAFE HARBOR STATEMENT

   This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control.  These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.